                                                                    EXHIBIT 12.0

                            APS HOLDING CORPORATION
                COMPUTATION OF EARNINGS (LOSS) TO FIXED CHARGES
                                 (IN THOUSANDS)



                                                       THREE MONTHS ENDED      NINE MONTHS ENDED
                                                           OCTOBER 25,            OCTOBER 25,
                                                       ------------------      -----------------
                                                        1997       1996         1997      1996
                                                       -------    -------      -------   -------
Earnings (loss) before income taxes and interest         ($536)   $16,535      ($1,153)  $41,848
Portion of operating rents deemed representative
   of an interest factor                                 2,221      2,275        6,712     6,943
                                                       -------    -------      -------   -------

Earnings (loss) before fixed charges                    $1,685    $18,810       $5,559   $48,791
                                                       =======    =======      =======   =======

Interest expense                                        $8,090     $6,846      $23,154   $20,529
Portion of operating rents deemed representative
   of an interest factor                                 2,221      2,275        6,712     6,943
                                                       -------    -------      -------   -------

Fixed charges                                          $10,311     $9,121      $29,866   $27,472
                                                       =======    =======      =======   =======

Earnings (loss) to fixed charges                           0.2        2.1          0.2       1.8
                                                       =======    =======      =======   =======